Exhibit 99.1

DELTA APPAREL ANNOUNCES DELISTING FROM NYSE AMERICAN

July 2, 2024, DULUTH, GA Delta Apparel, Inc. (OTCPK: DLAPQ) (the “Company”), a leading provider of core activewear and lifestyle apparel, today announced that it received notification from NYSE Regulation, Inc. (“NYSE Regulation”) that NYSE Regulation has initiated proceedings to delist the Company’s common stock from the NYSE American LLC (the “NYSE American”).

In light of the filing by the Company and its domestic direct and indirect subsidiaries on June 30, 2024 of voluntary petitions (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, NYSE Regulation determined that the Company’s common stock is no longer suitable for listing on the NYSE American and will commence delisting proceedings pursuant to Section 1003(c)(iii) of the NYSE American Company Guide.

Trading of the Company’s common stock has been suspended, effective July 1, 2024, and the Company does not intend to appeal NYSE Regulation’s determination.

Cautionary Note Regarding Forward-Looking Statements

This news release includes statements that may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain risks and other factors, which could include the following: risks and uncertainties relating to the Company’s Chapter 11 Cases and expectations regarding the previously disclosed Asset Purchase Agreement, dated June 28, 2024, by and between the Company, Salt Life, LLC and FCM Saltwater Holdings, Inc. (the “Asset Purchase Agreement”) including, but not limited to, the Company’s ability to obtain Bankruptcy Court approval with respect to motions in its Chapter 11 Cases, the Company’s plans to sell its assets, including the sale of certain assets under the Asset Purchase Agreement; the ability to consummate the transaction contemplated by the Asset Purchase Agreement on a timely basis; the effects of the Chapter 11 Cases on the Company and on the interests of various constituents, Bankruptcy Court rulings in the Chapter 11 Cases and the outcome of the Chapter 11 Cases in general, the length of time the Company will operate under the Chapter 11 Cases, risks associated with any third-party motions in the Chapter 11 Cases; and the trading price and volatility of the Company’s common stock as well as other risk factors set forth in the Company’s Annual Report on Form 10-K and other periodic and current reports filed with the Securities and Exchange Commission (the “SEC”). These statements are provided for illustrative purposes only and are based on various assumptions, whether or not identified in this news release, and on the current expectations of the Company’s management. These forward-looking statements are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including those identified in the Company’s reports filed with the SEC, and if any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Accordingly, undue reliance should not be placed upon the forward-looking statements.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its subsidiaries, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States and Honduras . Additional information about the Company is available at www.deltaapparelinc.com.

About Salt Life

For twenty years, Salt Life® has led the ocean lifestyle category, embracing those who love fishing, diving, surfing, beach fun, sun-soaked relaxation, and everything in between. Founded in 2003 by four avid watermen from Jacksonville Beach, Florida, Salt Life has grown through widespread distribution and coast-to-coast retail stores. The brand’s professional roster boasts numerous athletes, sportsmen, and other ambassadors in the fishing, surfing, diving, and music worlds. Salt Life offers omnichannel consumer engagement through its YouTube channel, Instagram, Facebook, in-store activations, and The Daily Salt content portal, which includes Above & Below: a Salt Life Podcast as well as the Charter Captain, Surf Instructor, and Dive Instructor directories.

Salt Life products are available to consumers at www.saltlife.com and in surf shops, specialty stores, department stores, and sporting goods retailers, as well as at Salt Life’s various branded retail stores dotting the U.S. coastline from California to Florida and up the eastern seaboard to New York. The brand’s flagship store is in Jacksonville Beach, Florida, where the term “Salt Life” was coined over 20 years ago.

Company Contact:
investor.relations@deltaapparel.com

Investor Relations :
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

Source: Delta Apparel, Inc.